Exhibit (a)(1)(iv)

RED ROBIN GOURMET BURGERS, INC.

OFFER TO PURCHASE OUTSTANDING STOCK OPTIONS FOR CASH

ELECTION FORM

To elect to participate in Red Robin Gourmet Burgers, Inc.’s (the “Company”) offer to purchase outstanding stock options for cash (the “Offer”), as described in the Offer to Purchase Outstanding Stock Options for Cash, including the exhibits attached thereto (collectively, the “Offering Document”), dated January 14, 2009, you must:

•      Sign this Election Form, and write the date and time beside your signature; and

•                  Deliver this Election Form to the Company as directed below for receipt by no later than the expiration date of the Offer.

Unless otherwise extended by the Company, the Offer will expire at 11:59 p.m., Mountain Time, on February 11, 2009.

This election will not be effective unless the Company receives this Election Form prior to the expiration of the Offer, and it is properly completed, signed, and delivered to the Company by one of the following methods:

•      Faxed to: (866) 316-1931;

•                  Mailed or hand delivered to (not by interoffice mail): Red Robin Gourmet Burgers, Inc., Attention: Stock Option Tender Offer Administration, 6312 South Fiddler’s Green Circle, Suite 200N, Greenwood Village, CO 80111; or

•                  Scanned and e-mailed to: StockOptionTenderOffer@redrobin.com.

If you have any questions about the election process, please send an e-mail to StockOptionTenderOffer@redrobin.com.  You may also call (866) 316-1897.  You will have the ability to leave a voice message at this number.

ELECTION FORM

I have received and reviewed the Offering Document, and ELECT TO PARTICIPATE IN THE OFFER.  I understand and acknowledge that:

1.             This election is voluntary.

2.             By signing this Election Form, I have agreed to tender all of my outstanding stock options to purchase shares of the Company’s common stock (as reflected on my Personnel Summary Statement), that have exercise prices equal to or greater than $32.00 per share and were granted under any of the Company’s following plans (the “Eligible Options”):

•      1996 Stock Option Plan;

•      2000 Management Performance Common Stock Option Plan;

•      2002 Stock Incentive Plan;

•      2004 Performance Incentive Plan; and

•      Amended and Restated 2007 Performance Incentive Plan.

3.             I have reviewed my Cash Payment Statement and understand that I will receive a cash payment in the amount set forth in the Cash Payment Statement (less any amounts withheld for taxes).  The amount of that cash payment is calculated by:

•                  taking the number of Eligible Options that you hold for each exercise price range;

•                  multiplying the number of options in such exercise price range by the cash value of that exercise price range, which is set forth in the table in Section 4 of the Offer Terms (Section III) of the Offering Document; and

•                  adding the values calculated for options in each exercise price range.

4.             At the time my cash payment is made, I understand that the Company will reduce my payment to reflect all required income and payroll tax withholdings related to the cash payment.

5.             Unless I remain employed by one of the Company’s subsidiaries, or I am on an authorized leave of absence as of the date the Offer expires, then I will not receive my cash payment.

Signature Instructions: You must complete and sign this Election Form exactly as your name appears on the award agreement(s) evidencing the Eligible Options that you are tendering. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, or another person acting in a fiduciary or representative capacity, please set forth the signer’s full title and include with this Election Form proper evidence of the authority of such person to act in such capacity.

Date & Time	Signature	Print Employee Name

[SIGNATURE PAGE FOR ELECTION FORM]